EXHIBIT 5.1

OPINION OF POWELL GOLDSTEIN LLP AS TO LEGALITY OF SECURITIES

Exhibit 5.1

[LETTERHEAD OF POWELL GOLDSTEIN LLP]

February 4, 2008

Strategic Storage Trust, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

Re:        Registration Statement on Form S-11 (Registration No. 333-146959)

Ladies and Gentlemen:

We have served as Maryland counsel to Strategic Storage Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 110,000,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company (“Common Stock”) covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Up to 100,000,000 of the Shares are issuable pursuant to subscription agreements (the “Subscription Agreements”) and up to 10,000,000 of the Shares are issuable pursuant to the Company’s distribution reinvestment plan. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.

the Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached thereto as Appendix B and the DRP attached thereto as Appendix C) in the form in which it was transmitted to the Commission under the 1933 Act;

2.	the charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	the bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.

resolutions adopted by the Board of Directors of the Company relating to the sale, issuance and registration of the Shares and the adoption of the DRP (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.	a certificate executed by an officer of the Company, dated as of the date hereof; and

7.	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

Strategic Storage Trust, Inc.

February 4, 2008

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent and duly authorized to do so.

2.	Each individual executing any of the Documents, on behalf of a party (other than the Company), is duly authorized to do so.

3.

All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver by the Company of any provision of any of the Documents, by action or omission of the parties or otherwise.

4.	The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in the Charter.

5.

The Company will file articles of amendment and restatement with the SDAT in substantially the form of the Charter and such filing will become effective prior to the issuance of the Shares. The final versions of all Documents reviewed by us in draft form will conform to such drafts in all respects material to the opinion expressed herein.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, if issued and delivered as of the date of the Registration Statement against payment therefor in accordance with the Resolutions, Subscription Agreements and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the

Strategic Storage Trust, Inc.

February 4, 2008

Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ POWELL GOLDSTEIN LLP